HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Record First Quarter Net Income and Declares Dividends

Norfolk, Va.: April 25, 2012 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first quarter of 2012.

The Company’s net income for the first quarter of 2012 was a first quarter record of $630,000, compared to net income of $560,000 for the first quarter of 2011, an increase of $70,000, or 12.5%. After the impact of dividends on our outstanding preferred stock, earnings per share for the first quarter 2012 were $0.25, compared to $0.16 for the first quarter 2011.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Once again, we have announced record quarterly net income. Of greater importance, our core banking business continues to be the source of virtually all of our net income, and we do not expect that this will change in the future.”

Comparison of Operating Results for the Three Months Ended March 31, 2012 and 2011

Overview. The Company’s pretax income was $882,000 for the first quarter of 2012, compared to pretax income of $833,000 for the first quarter of 2011, an increase of $49,000.

Net Interest Income. The Company’s net interest income before provision for loan losses remained unchanged, comparing the first quarters of 2012 and 2011. Our average loan portfolio decreased by $1.0 million from $217.9 million in the first quarter of 2011 to $216.9 million in the first quarter of 2012, while our average investment in securities available for sale and other interest-earning assets (excluding loans) increased by $16.9 million, for a net increase in interest-earning assets of $15.9 million comparing the two quarters. Average interest-bearing liabilities increased by $14.7 million from the first quarter of 2011 to $167.3 million in the first quarter of 2012, resulting primarily from increases in average interest-bearing deposits of $16.8 million, partially offset by a $2.1 million reduction in borrowings. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of investment securities and other interest-earning assets, which was only partially offset by a decrease in the average cost of interest-bearing liabilities. As a result, our interest rate spread decreased 17 basis points from 3.97% in the first quarter of 2011 to 3.80% in the first quarter of 2012, and our net interest margin decreased 29 basis points from 4.33% in the first quarter of 2011 to 4.04% in the first quarter of 2012.

Provision for Loan Losses. There was no provision for loan losses recorded for the quarters ending March 31, 2012 and March 31, 2011.

Noninterest Income. Total noninterest income increased by $77,000, from $184,000 in the first quarter of 2011 to $261,000 in the first quarter of 2012. This increase is primarily attributable to $66,000 in income from bank-owned life insurance in the first quarter of 2012 that did not occur in the first quarter of 2011.

Noninterest Expense. Total noninterest expense was $2.1 million for the first quarter of 2012, unchanged from the first quarter of 2011. Increases in a valuation allowance for other real estate owned and occupancy expenses of $37,000 and $32,000, respectively, were mostly offset by decreases in the FDIC assessment, marketing expenses, and professional fees of $39,000, $13,000 and $12,000, respectively.

Income Taxes. The Company’s income tax expense for the first quarter of 2012 was $252,000, reflecting an effective tax rate of 28.5%, compared to income tax expense of $273,000 for the first quarter of 2011, reflecting an effective tax rate of 32.8%. This reduction in rate was attributable to increases in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. Because of qualified loan growth, the dividend rate on our SBLF program preferred stock was 2.44% for the first quarter 2012, compared to a composite 5.25% rate on our TARP preferred stock for the first quarter of 2011, resulting in a decrease in dividends on preferred stock of $80,000 in the first quarter of 2012 compared to the first quarter of 2011. Net income available to common stockholders was $583,000 for the first quarter of 2012, compared to $361,000 for the first quarter of 2011, an increase of $222,000, or $0.09 per diluted share.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $34.6 million, or 12.8%, from $271.6 million at March 31, 2011 to $306.2 million at March 31, 2012. The increase in assets resulted primarily from a $28.1 million increase in our aggregate cash, securities available for sale, interest-bearing deposits in other banks and federal funds sold, together with a $5.0 million increase in bank-owned life insurance.

Investments. Securities available for sale increased by $34.7 million to $52.6 million at March 31, 2012 compared to $17.9 million at March 31, 2011. Certificates of deposit, interest-bearing deposits in other banks, and federal funds sold decreased by a total of $8.4 million, from $18.4 million at March 31, 2011 to $10.0 million at March 31, 2012.

Loans. Loans held for investment, net, were $215.3 million at March 31, 2012, an increase of $800,000, or 0.4%, from the loan balance of $214.5 million at March 31, 2011.

Asset Quality. Nonperforming assets were $1,682,000, or 0.55% of assets, at March 31, 2012, compared to $263,000, or 0.10% of assets, in nonperforming assets at March 31, 2011. Other real estate owned consisted of a bank branch site that we no longer plan to utilize and an additional property obtained through foreclosure proceedings against one borrower.

Deposits. Total deposits at March 31, 2012 were $257.0 million compared to $226.4 million at March 31, 2011, an increase of $30.6 million, or 13.5%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $43.8 million, or 24.6%, from $178.2 million at March 31, 2011 to $222.0 million at March 31, 2012. Noninterest-bearing deposits increased by $14.4 million to $94.9 million at March 31, 2012 and, as a percentage of total deposits, increased from 35.6% at March 31, 2011 to 36.9% at March 31, 2012.

Average total deposits increased by $25.6 million, or 11.2%, from $227.8 million for the three-month period ended March 31, 2011 to $253.4 million for the three-month period ended March 31, 2012. Average core deposits increased by $34.9, or 19.4%, million over the comparable three-month periods. Average noninterest-bearing deposits have increased by $8.8 million from $83.1 million in the three-month period ending March 31, 2011 to $91.9 million in the comparable period ending March 31, 2012. As a percentage of total average deposits, average noninterest-bearing deposits decreased slightly from 36.5% at March 31, 2011 to 36.3% at March 31, 2012.

Borrowed Funds. Borrowed funds increased by $2.4 million, from $8.0 million at March 31, 2011 to $10.4 million at March 31, 2012.

Capital. Stockholders’ equity increased by $1.6 million, or 4.5%, from $35.2 million at March 31, 2011 to $36.8 million at March 31, 2012, primarily from an increase in earnings.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividends

On April 25, 2012, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on May 18, 2012 to shareholders of record on May 7, 2012.

The same day, the Board of Directors also declared a dividend on the preferred stock issued in connection with our participation in the SBLF program. Specifically, the Board declared a cash dividend of $19,500.00, which represents the expected amount of the dividend next payable by the Company under the SBLF program based on its applicable level of “Qualified Small Business Lending”. This dividend shall be payable and paid on July 2, 2012 to the holders of the SBLF preferred stock of record on June 18, 2012 (currently the sole shareholder of record of the SBLF preferred stock is the Secretary of the Treasury).

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, two full-service branches in the city of Virginia Beach, and one full service branch in the city of Chesapeake. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At March 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$5,989	$4,133
Interest-bearing deposits in other banks	9,988	16,460
Federal funds sold	16	399

Total cash and cash equivalents	15,993	20,992
Certificates of deposit in other banks	—	1,526
Securities available for sale, at fair value	52,549	17,878
Loans, net
Held for investment, net of allowance for loan losses	215,346	214,507
Held for sale	—	—
Accrued interest receivable	754	663
Stock in Federal Reserve Bank, at cost	594	592
Stock in Federal Home Loan Bank of Atlanta, at cost	891	1,773
Premises and equipment, net	10,994	11,032
Other real estate owned	1,682	263
Bank-owned life insurance	5,559	597
Other assets	1,887	1,782

Total assets	$306,249	$271,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$94,927	$80,558
Interest-bearing	162,049	145,809

Total deposits	256,976	226,367

Federal Home Loan Bank Advances	7,300	6,000
Securities sold under agreements to repurchase	2,414	1,020
Other borrowings	703	1,010
Accrued interest payable	54	98
Other liabilities	2,044	1,919

Total liabilities	269,491	236,414

Stockholders’ equity
Preferred stock, no par value—1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 0 shares and 7,497 shares issued and outstanding at March 31, 2012 and March 31, 2011, respectively	—	7,497
Fixed rate cumulative perpetual preferred stock, Series B, 0 shares and 303 shares issued and outstanding at March 31, 2012 and March 31, 2011, respectively	—	303
Senior non-cumulative perpetual preferred stock, Series C, 7,800 shares and 0 shares issued and outstanding at March 31, 2012 and March 31, 2011, respectively	7,800	—
Common stock, $5 par value—6,000,000 shares authorized; 2,305,965 and 2,307,502 shares issued and outstanding at March 31, 2012 and March 31, 2011, respectively	11,530	11,538
Additional paid-in capital	6,729	6,674
Retained earnings	10,411	9,007
Discount on preferred stock	—	(164)
Accumulated other comprehensive income, net	288	336

Total stockholders’ equity	36,758	35,191

Total liabilities and stockholders’ equity	$306,249	$271,605

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Interest income
Interest income and fees on loans	$2,668	$2,855
Interest on taxable investment securities	276	148
Dividends on FRB and FHLB stock	12	12
Interest on federal funds sold	—	—
Other interest income	6	27

Total interest income	2,962	3,042
Interest expense
Deposits	251	305
Borrowings	9	16

Total interest expense	260	321
Net interest income	2,702	2,721
Provision for loan losses	—	—

Net interest income after provision for loan losses	2,702	2,721

Noninterest income
Service charges on deposit accounts	68	92
Late charges and other fees on loans	47	16
Income from bank-owned life insurance	66	—
Other	80	76

Total noninterest income	261	184
Noninterest expense
Compensation	1,099	1,083
Data processing	155	144
Occupancy	223	191
Furniture and equipment	138	146
Taxes and licenses	79	85
Professional fees	107	119
FDIC assessment	40	79
Marketing	26	39
Telephone	32	32
Loss on sale or impairment of other real estate owned	37	—
Other	145	154

Total noninterest expense	2,081	2,072
Income before provision for income taxes	882	833
Provision for income taxes	252	273

Net income	$630	$560
Preferred stock dividend and accretion of discount	$(47)	$(199)

Net income available to common stockholders	$583	$361

Earnings per common share
Basic	$0.25	$0.16

Diluted	$0.25	$0.16

Dividends per share	$0.06	$0.06

Weighted average shares outstanding—basic	2,305,820	2,307,502
Effect of dilutive stock options	39,239	10,589

Weighted average shares outstanding—diluted	2,345,059	2,318,091

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended March 31,
	2012	2011
Financial ratios
Annualized return on average assets (1)	0.85%	0.83%
Annualized return on average common equity (2)	8.74%	8.22%
Average equity to average assets	12.33%	13.58%
Equity to assets, at period-end	12.00%	12.96%
Net interest margin (3)	4.04%	4.33%
Per common share
Earnings per share—basic	$0.25	$0.16
Earnings per share—diluted	$0.25	$0.16
Book value per share	$12.56	$11.94
Dividends declared per share	$0.06	$0.06
Common stock outstanding	2,305,965	2,307,502
Weighted average shares outstanding—basic	2,305,820	2,307,502
Weighted average shares outstanding—diluted	2,345,059	2,318,091
Asset quality
Nonaccrual loans	$—	$—
Accruing loans past due 90 days or more	—	—

Total nonperforming loans	—	—
Other real estate owned, net	1,682	263

Total nonperforming assets	$1,682	$263

Nonperforming assets to total assets	0.55%	0.10%
Allowance for loan losses
Balance, beginning of period	$2,091	$2,090
Provision for loan losses	—	—
Loans charged-off	(1)	(1)
Recoveries	20	4

Balance, end of period	$2,110	$2,093

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.97%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.